Federal Trust Corporation Announces the Resignation of a Director

SANFORD, Fla., Dec. 20 /PRNewswire-FirstCall/ -- Dennis T. Ward, Chief Executive Officer and President of Federal Trust Corporation (Amex: FDT), announced that the Company accepted the resignation of James V. Suskiewich from the Board of Directors effective December 18, 2007. The Board also decided not to replace Mr. Suskiewich, therefore the Board will be comprised of the remaining seven members.

Federal Trust's common stock is traded on the American Stock Exchange under the symbol "FDT." At December 19, 2007, the closing price was $2.51 per share.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a federally-chartered, FDIC-insured savings bank, and Federal Trust Mortgage Company, a Florida corporation, which originates fixed and adjustable rate mortgage loans for sale in the secondary market. Federal Trust Bank operates from eleven full-service offices in Seminole, Orange, Volusia and Lake and Flagler Counties, Florida. The Company's Executive and Administrative Offices and the headquarters for Federal Trust Mortgage Company are located in Sanford, in Seminole County, Florida.

For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov. Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust's website at http://www.federaltrust.com.

For more information, contact:	Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833